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                                                                        99(b)(3)
                                   MASTER NOTE

August 1, 1996                                        San Francisco, California


         FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay, in lawful money of the United States of America and immediately available funds, to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION and BANK OF AMERICA ILLINOIS (together, the "Banks", individually, a "Bank") at (in the case of Bank of America NT&SA) Bank of America's Corporate Service Center, 1850 Gateway Boulevard, Concord, California 94520, or (in the case of Bank of America Illinois) at 231 S. LaSalle Street, Chicago, Illinois 60697, or such other place as the holder may from time to time designate, the aggregate unpaid principal amount of all advances made by such Bank from time to time from and after the date hereof in its sole discretion to or for the benefit of Borrower under this Note (each, an "Advance"), on the maturity dates (each, a "Maturity Date") as may be offered by such Bank and accepted by Borrower with respect to such Advances (which acceptance shall in any event be deemed to occur upon receipt by Borrower of the proceeds of any Advance), together with interest accrued thereon, on the applicable Maturity Date and on such other interest payment dates and at such rates as may be so offered and accepted. Any amount not paid within five business days after the date due (whether at maturity, by acceleration or otherwise) shall bear interest from such due date until the date paid at a rate per annum equal to the rate announced from time to time by Bank of America NT&SA as its "reference rate" plus two percent (2.0%). Unless otherwise agreed by Banks, no Advances will be made hereunder after August 2, 1999.

         The loan account records maintained by Banks shall at any time be conclusive evidence as to the amount of any Advance, and its Maturity Date, interest rate, interest payment dates and outstanding amount at such time, absent manifest error. All interest will be calculated on the basis of a 360-day year, actual days elapsed. If any payment of principal of or interest on this Note shall become due on a day other than a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing the amount of interest due and payable. For purposes hereof, "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or Chicago, Illinois are authorized or required by law to close.

         Any of the following shall constitute an "Event of Default" hereunder:

                  (a) Borrower shall fail to pay in full the amount of any Advance owing to either Bank, together with all accrued interest, on the applicable Maturity Date, or any accrued interest on any applicable interest payment date;

                  (b) Borrower shall fail to pay when due any indebtedness under, or shall fail to perform or observe any material term, covenant or condition under, or there shall otherwise occur any default or event of default under, any instrument or agreement relating to (i) borrowed money, (ii) reimbursement obligations with respect to bonds,
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         letters of credit or acceptances, (iii) the deferred purchase price of property or services, or (iv) any capital lease; or

                  (c) (i) Borrower shall become insolvent, or (ii) any voluntary or involuntary case, action or proceeding seeking liquidation, reorganization, appointment of a receiver, trustee or custodian, assignment for the benefit of creditors, or similar relief shall be commenced by or against, and with respect to, Borrower.

         Upon the occurrence of any Event of Default, (i) the amount of all unpaid Advances of such Bank, together with all accrued interest thereon, shall, at the option of the Bank (or, in the case of an Event of Default under clause
(c)(ii), automatically) become immediately due and payable, without demand, notice of nonpayment, presentment, protest or notice of dishonor (all of which are expressly waived), and (ii) such Bank shall be under no obligation to fund any further Advances, including any as to which an offer and acceptance of terms has occurred. However, nothing in this Note shall be deemed a commitment by Banks to make Advances to Borrower.

         Borrower agrees to notify Banks in writing immediately upon the occurrence of any Event of Default pursuant to paragraph (b) or (c) above. No Advance may be voluntarily prepaid in whole or in part prior to its applicable Maturity Date.

         The request of Borrower for any Advance and the receipt by Borrower of the proceeds thereof shall be deemed a representation by Borrower as of each such date that no Event of Default has occurred and that Borrower is duly authorized to incur such indebtedness hereunder. Borrower acknowledges that it may, for its convenience, request a Bank to make Advances from time to time on the basis of telephonic or written requests. Borrower assumes all risks regarding the validity, authenticity, due authorization and correct interpretation of any such request purported to be made by or on behalf of Borrower and agrees that its obligations hereunder shall not be affected in any way by Bank's failure to receive or provide written confirmation of any such request or of the terms of any offer or acceptance relating to any Advance. Borrower hereby authorizes Bank to charge any deposit account of Borrower now or hereafter maintained with Bank for amounts due hereunder.

         Borrower shall pay holder upon demand for all costs, expenses and attorneys' fees (including allocated costs of internal counsel) incurred in connection with the enforcement or attempted enforcement of this Note.

         At any time and from time to time, without notice to or consent of Borrower, the holder may assign or otherwise transfer, in whole or in part, to any person (an "Assignee") this Note or any Advance, or may sell a participation therein to any person. Borrower agrees not to assert against any Assignee any claim or defense which Borrower may have against Banks.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right. If any provision



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of this Note shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof.

                                   VIAD CORP,
                                   a Delaware corporation

                                   By:   /s/ R. G. Nelson
                                         -----------------------------------
                                   Printed Name:    R. G. Nelson
                                               -----------------------------
                                   Title: Vice President-Finance & Treasurer
                                          ----------------------------------

                                   By:    /s/ E. A. Newman
                                         -----------------------------------
                                   Printed Name:   E. A. Newman
                                                ----------------------------
                                   Title: Director-Treasury Services
                                          ----------------------------------


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